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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): February 24, 2000

                           VISIONAMERICA INCORPORATED
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             (Exact name of registrant as specified in its charter)


           DELAWARE                     0-19283                13-3220466
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       (State or other                (Commission            (IRS Employer
jurisdiction of incorporation)        File Number)        Identification Number)


5350 Poplar Avenue, Suite 900, Memphis, Tennessee                   38119
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(Address of principal executive offices)                          (Zip Code)


Registrant's telephone number, including area code:              901-683-7868
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                                       N/A
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          (Former name or former address, if changed since last report)



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ITEM 5. OTHER EVENTS.

         On February 24, 2000, VisionAmerica Incorporated ("VisionAmerica") signed an agreement with ICON Laser Eye Centers, Inc. ("ICON"), a Canadian company with principal offices in Toronto, Ontario. Under the terms of the agreement, ICON purchased, through a private placement, 1,000,000 shares of VisionAmerica common stock. VisionAmerica received $4.00 in cash per share, resulting in aggregate cash consideration of $4 million. The shares purchased by ICON are restricted, but in certain circumstances VisionAmerica must use its best efforts to register the shares. If the shares are not registered within certain time periods, then VisionAmerica will issue to ICON a warrant to purchase an additional 1,000,000 shares of VisionAmerica common stock at an exercise price based upon the market price of VisionAmerica common stock prior to the issuance of the warrant. The warrant, if issued, would expire in the event of a business combination between ICON and VisionAmerica or, in any event, two years after its issuance. In addition, the parties agreed to cooperate so as to bring together their joint expertise in the area of laser vision correction in certain selected markets, and the parties intend by March 31, 2000 to execute an agreement that establishes such proposed arrangement.

         The foregoing descriptions of the agreement and the transactions contemplated thereby do not purport to be complete and are qualified in their entirety by reference to the agreement attached hereto as Exhibit 2.1.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         (c)  Exhibits:

2.1 Agreement dated February 24, 2000 by and among VisionAmerica Incorporated and ICON Laser Eye Centers, Inc.



                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISIONAMERICA INCORPORATED

Dated:  March 7, 2000

                           /s/ Ronald L. Edmonds
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                           Ronald L. Edmonds
                           Executive Vice President and
                           Chief Financial Officer




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                                  EXHIBIT INDEX


Exhibit                     Description
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2.1      Agreement dated February 24, 2000 by and among VisionAmerica
         Incorporated and ICON Laser Eye Centers, Inc.